Exhibit 10.23

EMPLOYMENT AGREEMENT – Tyrone Miller

This Employment Agreement is entered into effective as of October 1st, 2020, and between 60º Pharmaceuticals, LLC, a D.C. limited liability company (“Company"), and Tyrone Miller ("Employee"), with the intent of continuing Employee’s employment with the Company, in the capacity outlined in Section 1.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.	Position of Employment. The Company will employ the Employee in the position of Chief Financial Officer [CFO], and, in that position, Employee will report to Geoffrey S. Dow, CEO of the Company (“CEO”). The scope of Employee’s work will encompass all the normal duties expected of a CFO of a small enterprise.

2.	Nature, Term of Employment and Time Commitments. Employee’s employment is full time, effective 1 November 2020, and will continue for five years, with automatic annual renewals subject to:

a.	Employee's employment may be terminated by either party in accordance with the terms of Section 5 of this Employment Agreement;

3.	Compensation and Benefits.

3.1	Salary. Employee shall be compensated in the form of guaranteed payments as a Partner of the Company in the amount of per month. Employee agrees that it may be appropriate for the Company to seek reinvestment of some proportion of this monthly salary, as financial conditions dictate, and to remain in compliance with any lender covenants that [may exist], on terms to be agreed by the Employee and the Board.

3.2	Health Insurance. The Company will pay Employee per month to subsidize the Employee’s health care costs. This may be adjusted from time to time to adjust for inflation. The Employee is expected to make their own arrangements for health care insurance.

3.3	Leave. With approval of management, the Employee is entitled to paid leave and vacation. Reasonable notice must be given.

3.4	Termination Payment: Employee will be entitled to a one-off payment of annual salary plus health insurance benefits which currently is if employment is terminated by the Company without cause or by the Employee for good reason per Sections 5.2 and 5.3. The employee understands this payment can only be implemented once the Company is profitable and if permitted by financial covenants of lenders that [may] exist.

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3.4	Employee Benefits. Except for the items specified above, or by mutual written agreement by both parties, Company will provide no cash or non-cash benefits. Company will provide employee with a K1 or other appropriate tax documents as required.

4.	Duties and Performance. The Employee acknowledges and agrees that the Company will continue his employment with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees to perform the duties of his position as noted above, as assigned by the Board of Managers and agreed to by Employee.

5.	Termination of Employment.

5.1	Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 30 days' notice in writing to the CEO of the Company. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use reasonable efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Employee's salary will remain unchanged during the notification period and paid on a pro-rata basis for hours worked through the month in which the employment ends.

5.2	Termination by the Company Without Cause. The Company may terminate Employee's employment at any time during the course of this agreement by giving 45 days' notice in writing to the Employee. During the notice period, Employee must fulfill all of Employee's duties and responsibilities set forth above and use Employee's reasonable efforts to train and support Employee's replacement, if any. Failure of Employee to comply with this requirement may result in Termination for Cause described below. Employee's salary will remain unchanged during the notification period.

5.3	Termination by the Employee for Good Reason. This Agreement may be terminated by the Employee upon notice to the Company of any event constituting "Good Reason" as defined herein. As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Employee: (i) any significant diminution in the Employee's duties or responsibilities, other than in connection with the termination of the Employee's employment; (ii) any material breach of this Agreement by the Company which is continuing; (iii) a change in the location of the Employee's principal place of employment to a location more than 50 miles from the District of Columbia; provided, however, that the Employee shall not be deemed to have Good Reason pursuant to this provision unless the Employee gives the Company written notice that the specified conduct or event has occurred and making specific reference to this Section 5.3 and, in the event of (i) or (ii), the Company fails to cure such conduct or event within ten (10) days of receipt of such notice. Salary shall terminate as of the date of termination.

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5.4	Termination by the Company for Cause. The Company may, at any time and without advance notice, terminate the Employee for "cause." Termination by the Company of the Employee for "cause" shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Employee's position in a satisfactory manner, in accordance with a pre-defined review process; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony or misdemeanor involving moral turpitude; (d) illegal use of drugs or excessive use of alcohol in the workplace; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of the Employee's duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) willful disregard of Company policies and procedures; and (h) breach of any of the material terms of this Agreement. In the event of a), g) or h), the Company shall provide the employee with written notice giving specific reference to section 5.4 and upon notification, employee will have 10 days to cure such conduct. Salary shall terminate as of the date of termination.

5.5	Termination by Death. The Employee's employment and rights to compensation under this Employment Agreement shall terminate at the death of the Employee, and the Employee's heirs, beneficiaries, successors, or assigns shall only be entitled to unpaid compensation up to the date of death.

6.	Confidentiality. A non-disclosure agreement must be signed by the Employee before the provisions of this agreement take effect. That agreement shall be appended to this as an appendix at the time of its execution.

7.	Noncompetition. During his employment and three months after his employment terminates, Employee agrees that he will not perform services as described in section 1, pertaining to COVID 19 following the execution of this agreement. If Company files for bankruptcy under Chapter 7, these restrictions shall no longer apply to Employee.

8.	Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, communication, travel, meals and hotel accommodations, upon submission by him of an expense report and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt. Policies must be communicated to the employee and will not be applies retroactively prior to such commination. Employee will be paid within thirty (30) days of submitting an expense report.

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9.	General Provisions.

9.1	Notices. All notices and other communications required or pennitted by this Agreement to be delivered by the Company or Employee to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission, email, or by registered, ce1tified or express mail, return receipt requested, postage prepaid, to the address for such patty specified below or to such other address as the pa1ty may from time to time advise the other pa1ty , and shall be deemed given and received as of actual personal delive1y, on the first business day after the date of delive1y shown on any such facsimile transmission, email or upon the date of actual receipt shown on any return receipt if registered, ce1tified or express mail is used, as the case may be..

Company:	60° Phatmaceutical, LLC
Attention: CEO
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Employee:	Tyrone Miller

9.2	Amendments and Te1mination; Entire Agreement. This Agreement may not be amended or te1minated except by a writing executed by all of the patties hereto. This Agreement constitutes the entire agreement of the Company and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. This provision does not apply to understandings or agreements inc01porated her ein by reference

9.3	Successorsand Assigns. The rights and obligations of the patties hereunder at·e n ot assignable to another person without prior written consent; provided, however, that the Company, without obtaining Employee's consent, may assign its rights and obligations hereunder to a wholly-owned subsidia1y and provided finther that any post-employment restrictions shall be assignable by the Company to any entity which purchases all or substantially all of the Company's assets.

9.4	Severability: Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessaty so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

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9.5	Waiver of Rights. No waiver by the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

9.6	Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the District of Columbia. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the District of Columbia.

9.7	Other Work. Employee may engage in outside work provided it (i) does not interfere with performance of duties as defined in Section 1, and (ii) is not in violation of Section 7.

IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Agreement as of the date written below.

60° Pharmaceuticals, LLC

	2/2022			2-22-22

Tyrone Miller	Date	By:
			Geoffrey S. Dow, CEO	Date

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